                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                               December 29, 2000



                               LEADINGSIDE, INC.
             (Exact name of registrant as specified in its charter)


       DELAWARE                     0-21860                 06-1232140
(State or other jurisdiction    (Commission File          (IRS Employer
    of incorporation)               Number)             Identification No.)


                One Canal Park, Cambridge, Massachusetts  02141
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:
                                 (617) 621-0820

ITEM 5.  OTHER EVENTS
         ------------

On January 16, 2001, LeadingSide, Inc. announced a reorganization that will reduce its workforce by approximately 50 percent, or 60 employees. The Company also announced that it is in active discussions with strategic partners regarding interim financing arrangements while it considers its options for the longer term. The Company said that existing cash and proceeds from work for existing customers would not be sufficient to fund operations beyond the end of January. A copy of the Company's January 16, 2001 press release is filed herewith as Exhibit 99.1.

As disclosed in the Current Report on Form 8-K filed on December 29, 2000, LeadingSide's common stock was delisted from the Nasdaq Stock Market on December 29, 2000. Under LeadingSide's Restated Certificate of Incorporation, the delisting had the effect of adjusting the conversion price of LeadingSide's Series C Convertible Preferred Stock from 95% to 85% of the average of the three lowest closing bid prices of LeadingSide's common stock taken over the thirty
consecutive trading days before a conversion of the Preferred Stock.   Effective
January 3, 2001, the delisting also triggered the obligation to pay liquidated damages under the Series C Convertible Preferred Stock purchase agreement in the amount of $200,000 for each week until the common stock is again listed on Nasdaq, up to a maximum of 33% of the purchase price of the Preferred Stock, or $1.063 million. The holder of the Preferred Stock may elect to have the liquidated damages paid in shares of common stock upon conversion, rather than being paid in cash.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
        ---------------------------------

(c)  Exhibit 99.1  LeadingSide, Inc. Press Release dated January 16, 2001

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: January 16, 2001            LEADINGSIDE, INC.


                                  By: /s/ Michael Gonnerman
                                      ----------------------------
                                      Michael Gonnerman
                                      Vice President and Chief Financial Officer

                                       3